Exhibit 21.1

List of Subsidiaries

Subsidiary Name	Place of	%	Business Purpose
	Incorporation	Held
AVITA Medical Americas, LLC	Delaware	100	U.S. operations

Dissolved Entities:
Subsidiary Name	Place of	%	Business Purpose
	Incorporation	Previously Held
AVITA Medical Pty Limited	Australia	100	Operating company
AVITA Medical Europe Limited	United Kingdom	100	EMEA operations
Visiomed Group Pty Ltd	Australia	100	Asia Pacific operations
C3 Operations Pty Ltd	Australia	100	Holding company
Infamed Pty Ltd	Australia	100	Inactive